Exhibit 99.5

To Quest Software Managers:

As are aware from previous communications, Quest Software recently completed a voluntary investigation of our stock option grant practices and a related restatement of our historic financial statements. As a result of that investigation, certain stock option grants awarded between 1998 and 2003 have been adjusted to reflect a revised grant date for financial accounting purposes. One or more of those options may also be deemed to have been granted at a discount for tax purposes and may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code, and similar provisions under certain state tax laws or adverse tax consequences under tax laws in certain countries outside of the U.S. (“Discounted Options”).

Quest intends to launch a remedial program that will offer eligible employees who hold Discounted Options the opportunity to amend or replace their options to avoid these adverse tax consequences by increasing the exercise price of the discounted options to eliminate the discount; all other relevant features of the option will remain the same. Another feature of the remedial program for those who elect to participate is that Quest will voluntarily provide a cash bonus equal to the eliminated discount, payable in early January 2009. Those employees who hold one or more affected options are receiving the attached email today. When we formally launch the program, employees holding Discount Options will receive a full description of the program, a set of Frequently Asked Questions and instructions on how to participate. You will also receive a reference copy of these materials, in the event you receive any questions about this program from your direct reports.

Information meetings will be scheduled and those employees who hold affected options will be invited and encouraged to attend. Please bear in mind that participation in this program is elective and that, under federal securities laws, Quest Software is not permitted to make any sort of recommendation to our employees about participation in this program. Please also note that we cannot offer personal tax or financial advice to our employees. Also, please be aware that this area is highly technical and that, in the event of questions from our employees, we should refer the employee to the official offering materials or to a representative of the Company who is authorized to respond to questions.

I am pleased that our employees will have the opportunity to avoid potential adverse tax consequences under Section 409A. Quest is not obligated to offer this remedial program or to build the cash bonus feature into it. The program was specifically designed to try to eliminate any adverse tax effects to our employees of the issuance of stock options which we now must recognize as having been inadvertently granted as Discounted Options.

Please be aware of this program and watch for the program announcement and materials that will be emailed next week. If any of your direct reports or other Quest Software employees seek information about this program, please refer them to tenderoffer@quest.com.

Thank you for your attention to these issues.

Important Information

THIS MESSAGE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO AMEND WILL ONLY BE MADE PURSUANT TO AN “OFFER TO AMEND OR REPLACE” AND RELATED MATERIALS THAT QUEST SOFTWARE INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS PART OF A TENDER OFFER STATEMENT ON THE DATE OF COMMENCEMENT OF THE TENDER OFFER. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTION HOLDERS WILL BE ABLE TO OBTAIN THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS